Registration No. 33-55561
                                             Rule 424 (b)(2)

REVISED PRICING SUPPLEMENT No. 51 Dated November 17, 1995 (To
Prospectus dated September 23, 1994)

                         $2,500,000,000

     H O U S E H O L D  F I N A N C E  C O R P O R A T I O N

                        Medium Term Notes

           Due Nine Months or More from Date of Issue
                         ________________

Principal Amount:  $300,000,000

Price to Public:   100%         Proceeds to HFC:  99.98%

Issue Date: November 22, 1995   Stated Maturity:  November 22, 1996

Redeemable On or After:  Not Applicable

Interest Rate:     To be determined on November 21, 1995.

Interest Rate Basis:  Prime Rate

Spread or Spread Multiplier:  Minus 2.92% (-292 basis points).

Interest Payment Dates: On the 22nd day of February, May, August and November of each year, commencing on February 22, 1996, and the Stated Maturity. If said day is not a Business Day, payments shall be made on the next succeeding Business Day (with adjustment for additional interest accrual).

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Reset Date: Each Business Day, to but excluding the Stated
     Maturity, except that the Interest Rate in effect two Business Days before an Interest Payment Date or the Stated Maturity shall be the Interest Rate to but excluding said Interest Payment Date or Stated Maturity Date, as the case may be.

Interest Determination Date:  The Business Day preceding each
     Interest Reset Date.

Index Maturity:  One Business Day.

Agents:   UBS Securities Inc.: $150,000,000 &
          Merrill Lynch & Co.: $150,000,000

Agent's Discount or Commission: .02%

U:\LAW\TR\MTN\VAV-SUPP.05/1